Exhibit 10.2

REWARDS NETWORK INC.
AND
EACH OF ITS DOMESTIC SUBSIDIARIES SIGNATORY HERETO

LOAN AND SECURITY AGREEMENT
Dated: November 6, 2007

RBS BUSINESS CAPITAL,
a Division of RBS Asset Finance, Inc.,
Individually and as Agent for any Lender which is
or becomes a Party hereto

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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Execution Copy
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made as of this 6th day of November, 2007, by and among RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a New York corporation (“RBS”) with an office at 71 South Wacker Drive, Suite 2800, Chicago, Illinois 60606, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including RBS, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the Lenders and REWARDS NETWORK INC., a Delaware corporation (“RNI”), with its chief executive office and principal place of business at Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606 and each domestic subsidiary of RNI signatory hereto (RNI and each such subsidiary are sometimes hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.
SECTION 1. CREDIT FACILITY
Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $25,000,000 available upon Borrowers’ request therefor, as follows:
1.1 Loans.
1.1.1 Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the LC Amount minus the product of such Lender’s Revolving Loan Percentage and reserves, if any and (ii) the product of such Lender’s Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate in Agent’s Judgment exercised in good faith, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1 including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower’s business; (ii) potential dilution related to Accounts; (iii) other sums chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (iv) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (v) amounts owing by any Borrower in connection with Product Obligations; and (vi) such other specific events, conditions or contingencies as to which Agent, in Agent’s Judgment exercised in good faith, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts, Eligible Dining Credits or Eligible RCR Loans, as applicable or any adjustments in the lending formula used in determining the Borrowing Base. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith in Agent’s Judgment. In the event that Agent deems it necessary or appropriate to establish any such reserve, to change any applicable advance rate contained in the definition of Borrowing Base or to change the criteria for Eligible Accounts, Eligible Dining Credits or Eligible RCR Loans, to make any adjustment to any Borrowing Base Certificate, Lender shall give notice of such event(s) to a Responsible Officer, any such reserve, change or adjustment shall only be effective upon notice of such item to Borrower Representative (which notice may be telephonic or electronic). Agent shall also discuss with Borrower Representative the reasons leading to the establishment of any such reserve, change in advance rate or change in eligibility requirements. Further, any reserve or classification of an Account, Dining Credit or RCR Loan as in-eligible shall not be duplicative with any reserves or similar items accounted for by Borrowers in their preparation of the Borrowing Base Certificate. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and shall be secured by all of the Collateral. Subject to the terms hereof, Revolving Credit Loans may be borrowed, repaid without penalty or premium, except as otherwise provided in subsection 3.1.9 hereof, and reborrowed.
1.1.2 Overadvances. Insofar as Borrower Representative, on its own behalf and on behalf of all other Borrowers, may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $500,000 or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $500,000 but less than $1,000,000 may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of $1,000,000 or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the LC Amount.

1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) Borrowers’ general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, (ii) to make Distributions or prepayments or repurchases of Convertible Debentures as provided in subsection 8.2.7, and (iii) other purposes permitted under this Agreement.
1.1.4 Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $1,000,000, if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.8 and 2.9 (hereinafter, “Agent Loans”); provided, that in no event shall (a) the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent’s authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.
1.2 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, Letters of Credit for the account of Borrowers or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Agent, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to letters of credit; provided that the LC Amount shall not exceed $1,000,000 at any time. No Letter of Credit or LC Guaranty may have an expiration date after the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Prime Rate Revolving Loans, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Prime Rate Revolving Loans. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage.

SECTION 2. INTEREST, FEES AND CHARGES
2.1 Interest.
2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Prime Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Prime Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Rate Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Lending Rate applicable to each LIBOR Rate Loans for the corresponding Interest Period.
2.1.2 Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”).
2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.
2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.
2.3 Fee Letter. Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Agent (the “Fee Letter”).

2.4 Letter of Credit and LC Guaranty Fees. Borrowers shall pay to Agent for all Letters of Credit and LC Guaranties of letters of credit, for the ratable benefit of Lenders a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Loans of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus, for the benefit of Bank, all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty or as advised by Agent or Bank, shall be due and payable on the first Business Day of each month or as advised by Agent or Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.
2.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to 0.25% per annum multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount.
2.6 Intentionally Omitted.
2.7 Audit Fees. Borrowers shall pay to Agent audit fees in accordance with Agent’s current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable credit judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits; provided, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for such audit fees incurred in connection with more than four (4) such audits during any fiscal year, whether such audits are conducted by employees of Agent or by third parties hired by Agent; provided that if there are no outstanding Revolving Credit Loans or Letters of Credit, Borrowers shall not be liable for such audit fees incurred in connection with more than one audit during any fiscal year. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers upon demand therefor by Agent from time to time. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor.
2.8 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs reasonable out of pocket legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable out-of-pocket legal and accounting expenses, other reasonable costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Prime Rate Revolving Loans from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and 2.10 hereof.
2.9 Bank Charges. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.
2.10 Collateral Protection Expenses; Appraisals. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor; provided that the foregoing shall not prevent Borrowers from contesting any such item in good faith and by appropriate proceedings, so long as any such contest does not materially affect Agent’s Lien on the applicable Collateral. Additionally, from time to time, Agent may, at Borrowers’ expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value or orderly liquidation value of the Dining Credits; provided that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for fees and expenses incurred in connection with more than one appraisal during any fiscal year. Any such appraisal shall be conducted using the same methodology as used in the appraisal of Dining Credits conducted by Agent (or its agents) prior to the Closing Date.
2.11 Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Prime Rate Revolving Loans from time to time.

2.12 No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent’s or such Lender’s applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.
SECTION 3. LOAN ADMINISTRATION
3.1 Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:
3.1.1 Loan Requests; Revolving Credit Loans. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 12:00 p.m. (New York time) (11:00 a.m. New York time on the last Business Day of each month) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Rate Loan), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (b) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.
3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(b) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Agent promptly upon the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Agent or any Lender.

3.1.3 Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage. Each Lender shall, not later than 1:00 p.m. (New York time) on such requested date, wire to a bank designated by Agent the amount of that Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender’s behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.
3.1.4 Authorization. Borrowers hereby irrevocably authorize Agent, in Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Prime Rate Revolving Loan), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by any Borrower to Agent or any Lender hereunder.
3.1.5 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 12:00 p.m. (New York time) (11:00 a.m. New York time on the last Business Day of each month), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance reasonably satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions and other documents.
3.1.6 Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent’s or Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by any Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Agent and Bank, if applicable.

3.1.7 LIBOR Rate Loan Request. By delivering a borrowing request to Agent on or before 10:00 a.m., New York time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $500,000 and integral multiples of $100,000, with an Interest Period of one, two and three months. On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to Borrowers no later than 12:00 p.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Rate Loans with more than four (4) different Interest Periods.
3.1.8 Continuation and Conversion Elections. By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, Borrowers’ Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. If any Default or Event of Default has occurred and is continuing (if Agent or Majority Lenders does not otherwise elect to exercise any right to accelerate the Loans it is granted hereunder), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.
3.1.9 Voluntary Prepayment of LIBOR Rate Loans. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. Borrower Representative, on its own behalf and on behalf of each other Borrower, shall give Agent, no later than 11:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $500,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and Borrowers hereby promise to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by Agent pursuant to the following formula:
(a) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from
(b) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.
If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:
(c) the amount of the LIBOR Rate Loan being prepaid.
The resulting amount shall be divided by:
(d) 360
and multiplied by:
(e) the number of days remaining in the Interest Period as to which the prepayment is being made.
Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.
The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.
3.1.10 Inability to Make LIBOR Rate Loans. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term “Lender” shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, or if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Rate Loans, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to make or continue LIBOR Rate Loans or convert Prime Rate Loans to LIBOR Rate Loans hereunder shall forthwith be suspended during the pendency of such circumstances and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, convert such affected LIBOR Rate Loans into Prime Rate Loans.

3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:
3.2.1 Principal; Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections 3.3 and 6.2.4, to the extent of said proceeds, subject to Borrowers’ rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Prime Rate Revolving Loans and then to LIBOR Rate Revolving Loans.
3.2.2 Interest Provisions. Interest on the outstanding principal amount of any Loan shall be payable on the applicable Interest Payment Date.
3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, as and when provided in Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.
3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.
3.2.5 LIBOR Rate Loans. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Rate Loan prior to the last day of the Interest Period for such LIBOR Rate Loan, the amount of such prepayment shall not be applied to such LIBOR Rate Loan, but will, at Borrowers’ option, be held by Agent in a non-interest bearing account at Bank, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

3.3 Mandatory Prepayments.
3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 6.4.2 and 8.2.9, if any Borrower or any of its Subsidiaries sells any of the Collateral or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by any Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by Borrowers or such Subsidiary from such sale, loss, destruction or condemnation. The applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.
3.3.2 Proceeds from Issuance of Additional Indebtedness or Equity. If any Borrower issues any additional Indebtedness (other than Indebtedness permitted pursuant to subsection 8.2.3) or obtains any additional equity in a manner permitted under this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to one hundred percent (100%) of the net proceeds to such Borrower of the issuance of such Indebtedness or equity. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.
3.4 Application of Payments and Collections.
3.4.1 Collections. All items of payment received by Agent by 12:00 noon, New York, New York, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, New York, New York, time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 3.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.
3.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agent or Lenders from Borrowers; second, to pay interest due from

Borrowers in respect of all Loans, including Agent Loans; third, to pay or prepay principal of Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Agent equal to all outstanding Letter of Credit Obligations to be held as cash Collateral for such Obligations; sixth, to the payment of any other Obligation (other than amounts related to Product Obligations) due to Agent or any Lender by Borrowers; and seventh, to pay any fees, indemnities or expense reimbursements related to Product Obligations. After the occurrence and during the continuance of an Event of Default, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records.
3.5 All Loans to Constitute One Obligation. The Loans and LC Guarantees shall constitute one general Obligation of Borrowers, and shall be secured by Agent’s Lien upon all of the Collateral.
3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers. Agent shall provide Borrowers with reasonable access to such Loan Account for Borrowers’ review.
3.7 Statements of Account. Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrowers in writing to the contrary within 45 days of the date each accounting is received by Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.
3.8 Increased Costs.
(a) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(x) shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or

(y) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Agent or any Lender or shall impose on Agent or any Lender or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;
and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by Agent or any Lender under this Agreement with respect thereto, by an amount deemed by Agent or any Lender to be material, then, within 15 days after Borrower Representative’s receipt of a certificate from Agent or such Lender setting forth in reasonable detail a calculation of such amount(s), Borrowers shall pay to Agent, for its own account or the account of the applicable Lender, such additional amount or amounts as will compensate Agent or such Lender for such increased cost or reduction; provided that Borrowers shall not be required to compensate Agent or any Lender for any such amount incurred more than 180 days prior to the delivery of such certificate.
(b) If any Lender gives a notice under Section 3.8, then such Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9 Basis for Determining Interest Rate Inadequate. In the event that Agent or any Lender shall have determined that:
(i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or
(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Rate Loan, or a proposed conversion of a Prime Rate Loan into a LIBOR Rate Loan; then

Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Prime Rate Loan, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days’ prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Rate Loan, and (ii) any Prime Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Prime Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan.
3.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent and recorded in the Loan Account.
3.11 Replacement of Lenders. Within thirty (30) days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 3.8, (ii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived, or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Majority Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto, (each relevant Lender in the foregoing clauses (i) through (iii) being any “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrower Representative’s election, the Agent, of such Person’s intention to obtain, a Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be acceptable to Agent, in Agent’s Judgment, and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iii) such Replacement Lender consents to the requested amendment, waiver or modification making the replacement Lender an Affected Lender. In the event Borrower or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.5; provided, that (A) Borrowers shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Section 3.8, of this Agreement through the date of such sale and assignment and (B) Borrowers shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.5 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 3.11 and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 3.11, such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.5, Borrowers, shall be effective for purposes of this Section 3.11 and Section 12.5. Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.2.
SECTION 4. TERM AND TERMINATION
4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of two (2) years from the date hereof, through and including November 6, 2009 (the “Term”), unless terminated as provided in Section 4.2 hereof.
4.2 Termination.
4.2.1 Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default. Further, Agent may, and at the direction of Majority Lenders shall, terminate this Agreement, upon two (2) Business Days’ notice to Borrower Representative, if Borrowers have not obtained a firm commitment to Refinance the Convertible Debentures, the terms and conditions of which commitment and Refinancing are acceptable to Agent in Agent’s Judgment, on or prior to August 15, 2008.
4.2.2 Termination by Borrowers. Upon at least 30 days prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Agent’s reasonable satisfaction all of the Obligations (other than contingent Obligations (including contingent indemnity claims)) in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent’s reasonable satisfaction and Borrowers have complied with subsection 3.1.9. Except as otherwise provided in subsection 3.1.9, any such termination shall be without prepayment penalty or termination charge to Borrowers. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than contingent Obligations) including contingent indemnity claims)) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.6 and subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement reasonably satisfactory to Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.
SECTION 5. SECURITY INTERESTS
5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of such Borrower’s assets, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:
(i) Accounts;
(ii) Certificated Securities;
(iii) Chattel Paper;
(iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;
(v) Contract Rights;
(vi) Deposit Accounts;
(vii) Documents;
(viii) Equipment;
(ix) Financial Assets;
(x) Fixtures;

(xi) General Intangibles, including Payment Intangibles and Software;
(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;
(xiii) Instruments;
(xiv) Intellectual Property;
(xv) Inventory;
(xvi) Investment Property;
(xvii) money (of every jurisdiction whatsoever);
(xviii) Letter-of-Credit Rights;
(xix) Payment Intangibles;
(xx) Security Entitlements;
(xxi) Software;
(xxii) Supporting Obligations;
(xxiii) Uncertificated Securities; and
(xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;
together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that, to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in such Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, such Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent’s enforcement of such security interest) in Agent’s rights under such lease or license.
5.2 Other Collateral.
5.2.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim (having a value reasonably expected to be in excess of $50,000 ($1,000 if an Event of Default has occurred and is continuing)) after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrowers represent and warrant that as of the date of this Agreement, to their knowledge, no Borrower possesses any Commercial Tort Claims.

5.2.2 Other Collateral. Borrowers shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.
5.3 Lien Perfection; Further Assurances. Borrowers shall deliver such UCC-1 financing statements as are required by the UCC and shall execute and deliver such other instruments, assignments or documents as are necessary to perfect Agent’s Lien upon any of the Collateral and shall take such other action as may be reasonably required to perfect or to continue the perfection of Agent’s Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower’s behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent’s request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.
5.4 Lien on Realty. If any Borrower shall acquire at any time or times hereafter any fee simple interest in other real Property (other than leasehold interests in sales offices or warehouses), such Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property. Each New Mortgage shall be duly recorded (at Borrowers’ expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to any New Mortgage, Borrowers shall deliver to Agent, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA Surveys of the real Property described in any New Mortgage, as Agent and its counsel may reasonably request relating to the real Property subject to the New Mortgages.

SECTION 6. COLLATERAL ADMINISTRATION
6.1 General.
6.1.1 Location of Collateral. All Collateral, other than Inventory in transit, motor vehicles and Collateral being repaired at third party locations, will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location.
6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrowers and each of their Subsidiaries, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver certificates of insurance with respect to such policies to Agent as promptly as practicable, with satisfactory lender’s loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are reasonably satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days’ prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrowers and their Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.
Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Properties of Borrowers and their Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries. The coverage that Agent purchases may not pay any claim that any Borrowers or any Subsidiary makes or any claim that is made against any Borrower or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.

6.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at Borrowers’ sole risk.
6.2 Administration of Accounts.
6.2.1 Records, Schedules and Assignments of Accounts. Borrowers shall keep accurate and complete records of their Accounts and Dining Credits all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by Borrowers with respect to such information. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or quarterly if a Trigger Period has not occurred and is continuing, or more frequently as requested by Agent in Agent’s Judgment, from and after the date hereof, Borrowers shall deliver to Agent a detailed aged trial balance of all of its Accounts, Dining Credits and RCR Loans, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account, a Dining Credit or an RCR Loan so listed (“Schedule of Accounts”), and upon Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. If requested by Agent in Agent’s Judgment, Borrowers shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.
6.2.2 Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits with respect to any Account, Dining Credit or RCR Loan, Borrowers shall reflect such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.
6.2.3 Account Verification. Any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Unless an Event of Default has occurred and is continuing, any such verifications shall be conducted in the name of Borrower Representative or a third party.

6.2.4 Maintenance of Dominion Account. Commencing with the date which is the earlier of 120 days after the Closing Date or the date on which Borrowers request a Revolving Credit Loan or the issuance of a Letter of Credit, Borrowers shall maintain Dominion Accounts at Bank (or such other lockbox servicer reasonably acceptable to Agent) pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall enter into an agreement (in form and substance satisfactory to Agent) from Bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of Bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
6.2.5 Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by any Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent’s property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Agent’s benefit and such Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Borrowers’ Accounts have been assigned to Agent and to collect Borrowers’ Accounts directly in its own name, or in the name of Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.
6.2.6 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.
6.3 Intentionally Omitted.
6.4 Administration of Equipment.
6.4.1 Records and Schedules of Equipment. Borrowers shall keep records of their Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and upon request by Agent, Borrowers shall, and shall cause each of their Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent. Promptly after the request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of their Equipment.

6.4.2 Dispositions of Equipment. Borrowers shall not, and shall not permit any of their Subsidiaries to, sell, lease or otherwise dispose of or transfer any of their respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a book value, whichever is more, of $500,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 3.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets of like kind, function and value which are useful in the business of any Borrower or one of its Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired within 90 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens.
6.5 Payment of Charges. All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Prime Rate Revolving Loans from time to time.
SECTION 7. REPRESENTATIONS AND WARRANTIES
7.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers warrant, represent and covenant to Agent and each Lender, on a joint and several basis, that:
7.1.1 Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.
7.1.2 Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the partners, shareholders or members of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of any Borrower; (ii) contravene any Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.
7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally or by principles of equity.
7.1.4 Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by the applicable Borrower, (ii) the name of each Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder (except with respect to RNI) of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary of each Borrower and (iv) the number of authorized, issued and treasury Securities of each Borrower. Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower (other than RNI) or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Borrower’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Securities.
7.1.5 Names; Organization. Since November 1, 2002, neither any Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither any Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each of each Borrower’s and each of its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5. Borrowers also represent and warrant that 47K Corp., a New Jersey corporation (“Inactive Subsidiary”), is a Subsidiary of a Borrower that Borrowers are in the process of dissolving and that Inactive Subsidiary has no operations and has assets and liabilities of less than $10,000 each. So long as such representation and warranty is true, Agent and Lenders agree that Inactive Subsidiary shall not be subject to the representations, warranties, covenants or other terms of the Agreement or other Loan Documents and Borrowers shall not be required to pledge to Agent the capital stock of Inactive Subsidiary.

7.1.6 Business Locations; Agent for Process. Each of each Borrower’s and each of its Subsidiaries’ chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, neither any Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by Borrowers and their Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.
7.1.7 Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower’s or such Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.
7.1.8 Accounts; Dining Credits and RCR Loans.
(a) Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts. With respect to each of Borrowers’ Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing (including by not scheduling the applicable Account as an Eligible Account on a Borrowing Base Certificate):
(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
(ii) It arises out of a completed, bona fide rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;
(iii) It is for a liquidated amount as stated in the applicable Dining Contract covering such rendition of services, a copy of which has been furnished or is available to Agent;
(iv) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the statements delivered or made available to Agent with respect thereto;

(v) To the best of Borrowers’ knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) at such time such Account Debtor was Solvent; and
(vi) To the best of Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.
(b) Agent may rely, in determining which Dining Credits are Eligible Dining Credits, on all statements and representations made by Borrowers with respect to any Dining Credit or Dining Credits. With respect to each of Borrowers’ Dining Credits, whether or not such Dining Credit is an Eligible Dining Credit, unless otherwise disclosed to Agent in writing (including by not scheduling the applicable Dining Credit as an Eligible Dining Credit on a Borrowing Base Certificate):
(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
(ii) It arises out of a completed, bona fide rendition of services or advances by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of the applicable Dining Contract, copies of which Dining Contract(s) have been furnished or are available to Agent;
(iii) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Dining Credits or tend to reduce the amount payable thereunder from the amounts shown on the statements delivered or made available to Agent with respect thereto;
(iv) To the best of Borrowers’ knowledge, the Restaurant Account Debtor thereunder (1) had the capacity to contract at the time Dining Contract(s) was (were) executed and (2) at such time such Dining Contract Account Debtor was Solvent; and
(v) To the best of Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Dining Contract Account Debtor thereunder which might result in any material adverse change in such Dining Contract Account Debtor’s financial condition or the collectibility of such Dining Credit.

(c) Agent may rely, in determining which RCR Loans are Eligible RCR Loans, on all statements and representations made by Borrowers with respect to any RCR Loan or RCR Loans. With respect to each of Borrowers’ RCR Loans, whether or not such RCR Loan is an Eligible RCR Loan, unless otherwise disclosed to Agent in writing (including by not scheduling the applicable RCR Loan as an Eligible RCR Loan on a Borrowing Base Certificate):
(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
(ii) It arises out of a completed, bona fide loan or advance of funds by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of the applicable RCR Loan Documents;
(iii) There are no facts, events or occurrences which in any way impair the validity or enforceability of any RCR Loan or RCR Loan Document or tend to reduce the amount payable thereunder from the amounts shown on the statements delivered or made available to Agent with respect thereto;
(iv) To the best of Borrowers’ knowledge, the RCR Loan Account Debtor thereunder (1) had the capacity to contract at the time any RCR Loan Document giving rise to or evidencing the RCR Loan Account was executed and (2) at such time such RCR Loan Account Debtor was Solvent; and
(v) To the best of Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the RCR Loan Account Debtor thereunder which might result in any material adverse change in such RCR Loan Account Debtor’s financial condition or the collectibility of such Account.
7.1.9 Equipment. The Equipment of each Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. Neither any Borrower nor any of its Subsidiaries will permit any Equipment to become affixed to any real Property leased to any Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrowers will not permit any of the Equipment of any Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.
7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrowers and their Subsidiaries (including the accounts of all Subsidiaries of Borrowers and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of December 31, 2006, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of Borrowers and such Persons, taken as a whole, at such dates and the results of Borrowers’ and such Persons’ operations, taken as a whole, for such periods. As of the date hereof, since December 31, 2006, there has been no material adverse change in the financial position of Borrowers and their Subsidiaries, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Borrowers and each of its Subsidiaries ends on December 31 of each year.

7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrowers to Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading, in any material respect. There is no fact which Borrowers have failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.
7.1.12 Solvent Financial Condition. Each Borrower and each of its Subsidiaries, is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder, all related transactions will be and the reimbursement provisions of Section 12.18, Solvent.
7.1.13 Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.
7.1.14 Taxes. Borrower Representative’s federal tax identification number is 84-6028875. The federal (or applicable Canadian, if any) tax identification number of each Subsidiary of Borrower Representative is shown on Exhibit 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all material federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.
7.1.15 Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.
7.1.16 Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such federally registered patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto. No claim has been asserted to any Borrower or any Subsidiary of any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrowers and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s or any of its Subsidiaries’ material Intellectual Property. Except as set forth on Exhibit 7.1.16, each Borrower’s and each of its Subsidiaries’ material trademarks, service marks and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including, without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of such Borrower’s or any of its Subsidiaries’ ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.
7.1.17 Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.
7.1.18 Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it.
7.1.19 Restrictions. Neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.
7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto or as disclosed in the Public Filings existing as of the Closing Date and accrued for in RNI’s most recent financial statements, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $250,000.
7.1.22 Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases of Borrowers and their Subsidiaries and all real property leases of Borrowers and their Subsidiaries (in each case with annual rentals of $150,000 or more). Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither any Borrower nor any of its Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of Borrowers and their Subsidiaries exists in connection with any Plan. Neither any Borrower nor any of their Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.
7.1.24 Trade Relations. There exists no actual or, to Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrowers and their Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.
7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

7.1.26 Related Businesses. Borrowers are engaged in the businesses of marketing services, business intelligence, loyalty programs and access to capital to the restaurant industry as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole. Borrowers have requested the Lenders to make credit available hereunder primarily for the purposes set forth in Section 1.1.3 and generally for the purposes of financing the operations of Borrowers. Each Borrower and each Subsidiary of each Borrower expects to derive benefit (and the Board of Directors of each Borrower and each Subsidiary of each Borrower has determined that such Borrower or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each Subsidiary of each Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver this Agreement, Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.
7.2 Continuous Nature of Representations and Warranties. During a Trigger Period, each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower’s or one of any Borrower’s Subsidiary’s business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes, such changes are expressly permitted by this Agreement or such changes do not have or evidence a Material Adverse Effect. Borrowers shall have the right to amend the Exhibits attached hereto from time to time so long as any such amendment does not have or evidence a Material Adverse Effect. Without limiting the generality of the foregoing, except as otherwise qualified by the preceding sentence, each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrowers’ reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.
7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS
8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations (other than contingent Obligations (including contingent indemnity claims)) outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall:
8.1.1 Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 2.10 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to Section 2.10. Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Agent and Lenders periodically during each year, which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.
8.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrowers agree to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto (other than those specifically relating to the date hereof), in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.
8.1.3 Financial Statements. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:
(i) not later than 90 days after the close of each fiscal year of Borrower Representative, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrower Representative and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower Representative but reasonably acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;
(ii) not later than 30 days after the end of each month hereafter, including the last month of Borrower Representative’s fiscal year, unaudited interim financial statements of Borrower Representative and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower Representative as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower Representative and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) of this subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the principal financial officer of Borrower Representative to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrower Representative and its Subsidiaries as at the dates and for the periods indicated;
(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower Representative has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Borrower Representative or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor or any national securities exchange;
(v) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and
(vi) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers’ or any of their Subsidiaries’ financial condition or results of operations.
Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrowers shall forward to Agent a copy of the accountants’ letter to Borrower Representative’s management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in paragraph (i) and (ii) of this subsection 8.1.3, or more frequently if requested by Agent, in Agent’s Judgment, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the principal financial officer of Borrower Representative (a “Compliance Certificate”).
8.1.4 Borrowing Base Certificates. On or before the 15th day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form reasonably acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Agent shall reasonably request. If Borrowers deem it advisable, or Agent shall request, in Agent’s Judgment, Borrowers shall execute and deliver to Agent Borrowing Base Certificates more frequently than monthly.

8.1.5 Landlord Agreements. Upon request by Agent, provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord which owns any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), in any case entered into after the Closing Date, Borrowers shall provide Agent with landlord waivers, with respect to such premises. Such landlord waivers shall be in a form supplied by Agent to Borrowers with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.
8.1.6 Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not Consolidated with the financial statements delivered to Agent under subsection 8.1.3 and to the extent any such Guaranty Agreement exists) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.
8.1.7 Projections. No later than the last day of each fiscal year of RNI, deliver to Agent Projections of Borrower Representative and each of its Subsidiaries for the forthcoming fiscal year, month by month. Agent and Lenders understand and agree that (i) any projections furnished to the Agent or any Lender are subject to significant uncertainties and contingencies, which are beyond the Borrowers’ control, (ii) no assurance is given by any Borrower that such projections will be realized, and (iii) the actual results may differ from such projections and such differences may be material. Borrowers consent that any such Projections delivered to Agent will, at the time of delivery to Agent, be based on reasonable assumptions, as determined by RNI’s senior management and shall, in light of such assumptions, be realistic and achievable.
8.1.8 Subsidiaries. Cause each domestic Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Agent’s request therefor, to execute and deliver to Agent a Guaranty Agreement and a security agreement pursuant to which such domestic Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5.1. Additionally, the applicable Borrower shall execute and deliver to Agent a pledge agreement pursuant to which such Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each domestic Subsidiary and 66% of the issued and outstanding Securities of each foreign Subsidiary.
8.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower at any time opens or maintains, Borrowers shall, at Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrowers.
8.1.10 Cash Management Services. Commencing with the date that is 120 days after the Closing Date, Borrowers shall maintain its lockbox deposit and disbursement accounts with Bank and shall utilize Bank for its other cash management and/or treasury services.

8.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations (often than contingent obligations (including contingent indemnity claims)) outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall not:
8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor, except upon thirty (30) days’ notice to Agent, change its or any of its Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor except upon thirty days’ notice to Agent change its or any of its Subsidiaries’ legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:
(i) mergers of any Subsidiary of a Borrower into another Borrower or another wholly-owned Subsidiary of a Borrower; and
(ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8.
8.2.2 Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business consistent with past practice, (iii) deposits with financial institutions permitted under this Agreement, (iv) prepaid expenses, (v)  RCR Loans and loans and advances make pursuant to Dining Contracts and (vi) unsecured intercompany loans from one Borrower to another provided that the aggregate amount of all such intercompany loans outstanding at one time shall not exceed $500,000.
8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:
(i) Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;
(ii) Indebtedness, including without limitation Subordinated Debt, existing on the date of this Agreement and listed on Exhibit 8.2.3;
(iii) Permitted Purchase Money Indebtedness;
(iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
(v) Guaranties of any Indebtedness permitted hereunder;
(vi) Indebtedness in respect of intercompany loans permitted under subsection 8.2.2(v);

(vii) to the extent not included above, trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Money Borrowed;
(viii) Indebtedness outstanding in respect of the Convertible Debentures and Permitted Refinancings thereof;
(ix) Indebtedness incurred in the ordinary course of business in connection with operating leases; and
(x) Indebtedness not included in paragraphs (i) through (ix) above which does not exceed at any time, in the aggregate, the sum of $500,000.
8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or any holder of any Securities of any Borrower or any Subsidiary of any Borrower, including without limitation any management, consulting or similar fees, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of any Borrower, and (ii) as otherwise permitted under this Agreement.
8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:
(i) Liens at any time granted in favor of Agent for the benefit of Lenders;
(ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent’s judgment such Lien would not reasonably be expected to adversely effect Agent’s rights or the priority of Agent’s lien on any Collateral;
(iii) Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries;
(iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;
(v) such other Liens as appear on Exhibit 8.2.5 hereto;

(vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;
(vii) reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Borrower’s or such Subsidiary’s business;
(viii) judgment Liens that do not give rise to an Event of Default under subsection 10.1.15; and
(ix) such other Liens as Majority Lenders may hereafter approve in writing.
8.2.6 Payments and Amendments of Certain Debt.
(i) make or permit any Subsidiary of any Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof;
(ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt or, except in connection with a Permitted Refinancing, the Convertible Debentures; and
(iii) except in connection with a Permitted Refinancing or as provided below, make of permit any Subsidiary of any Borrower to make any prepayment of interest or principal on Convertible Debentures or to repurchase or otherwise prepay any of the Convertible Debentures.
The foregoing notwithstanding, Borrowers may repurchase or repay a portion of the Convertible Debentures (or Permitted Refinancings thereof) and/or make a Distribution in the form of open market repurchases of Borrower Representative’s publicly traded common stock so long as after giving effect to any such repurchase, prepayment or Distribution: (x) the aggregate amount of all such repurchases, prepayments or Distributions made with the proceeds of Revolving Credit Loans does not exceed $10,000,000 during the Term; and (y) if any Revolving Credit Loan or Letter of Credit is outstanding (i) the Convertible Debentures have been Refinanced pursuant to a Permitted Refinancing; (ii) the Fixed Charge Coverage Ratio for the most recently ended Testing Period computed on a pro forma basis assuming that such Distribution, repurchase or repayment was made within such Testing Period would exceed 1.10 to 1; (iii) no Default or Event of Default has occurred and is continuing; and (iv) Availability on an average pro forma basis for the 30 days immediately prior to any such repurchase, prepayment or Distribution and immediately after such repurchase, prepayment or Distribution shall equal or exceed $15,000,000. As used herein, Testing Period means the three month period ending December 31, 2007, the six month period ending March 31, 2007, the nine month period ending June 30, 2007 and any twelve month period ending any September 30, December 31, March 31 or June 30 thereafter.

8.2.7 Distributions. Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:
(i) Distributions by any Subsidiary of a Borrower to a Borrower;
(ii) Distributions paid solely in Securities of a Borrower or any of its Subsidiaries;
(iii) Distributions by a Borrower in amounts necessary to permit such Borrower to repurchase Securities of a Borrower from employees of any Borrower or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed $500,000 in any fiscal year of Borrowers; and
(iv) as provided in subsection 8.2.6 above.
8.2.8 Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and all of their Subsidiaries, exceed $7,000,000 during any fiscal year of Borrowers, except that 50% of the unused portion of the Capital Expenditure allowance for any fiscal year may be carried over to the immediately succeeding fiscal year only, to be used in such succeeding fiscal year after all of the Capital Expenditure allowance for that year has been used.
8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:
(i) sales of Inventory in the ordinary course of business;
(ii) transfers of Property to a Borrower by a Subsidiary of a Borrower;
(iii) dispositions of Property that is substantially worn, damaged, uneconomic, obsolete or no longer useful in the business of any Borrower (subject to subsection 6.4.2 hereof);
(iv) dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term “Restricted Investments”; and
(v) other dispositions expressly authorized by this Agreement.

8.2.10 Securities of Subsidiaries. Permit any of their Subsidiaries to issue any additional Securities except to a Borrower and except for director’s qualifying Securities.
8.2.11 Restricted Investment. Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment.
8.2.12 Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of any Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof.
8.2.13 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than another Borrower and Borrowers’ Subsidiaries.
8.2.14 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.
8.2.15 Fiscal Year End. Change, or permit any Subsidiary of any Borrower to change, its fiscal year end.
8.2.16 Negative Pledges. Enter into any agreement limiting the ability of Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property.
8.3 Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations (other than contingent Obligations (including contingent indemnity claims)) outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrowers on or before the Closing Date, Borrowers will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrowers or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.
SECTION 9. CONDITIONS PRECEDENT
Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied or waived:
9.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

9.2 No Default. No Default or Event of Default shall exist.
9.3 Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied or waived.
9.4 Availability. Agent shall have determined that immediately upon the effectiveness of this Agreement and the payment of all closing costs incurred in connection with the transactions contemplated by this Agreement (treating any accrued closing costs as paid), Availability shall not be less than $25,000,000.
9.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to (x) enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or (y) except as described in the Public Filings existing as of the Closing Date or in Schedule 7.1.20, which could reasonably be expected to have or evidence a Material Adverse Effect.
9.6 Material Adverse Effect. As of the Closing Date, since September 30, 2007, there has not been any material adverse change in its business, assets, financial condition, income or prospects and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.
9.7 Cash Deposit. On or prior to the Closing Date, Borrowers shall have deposited at least $5,000,000 (which amount shall increase to $20,000,000 on or prior to the date which is 30 days after the Closing Date) in a Bank (or an affiliate of a Bank) depository account, which depository account shall be pledged to Agent as additional Collateral pursuant to a usual and customary Deposit Account Control Agreement. Thereafter, Borrowers covenant to maintain at least $15,000,000 on deposit at Bank until such time as Borrowers have established lockbox and disbursement accounts with Bank and are utilizing Bank for its other cash management and/or treasury services.
SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:
10.1.1 Payment of Obligations. Borrowers shall fail to pay any of the Obligations (other than an Overadvance) hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).
10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.

10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2 (Other Collateral), 5.3 (Lien Perfection; Further Assurances), 5.4 (Lien on Realty), 6.1.1 (Location of Collateral), 6.1.2 (Insurance of Collateral), 6.2.4 (Maintenance of Dominion Account), 6.2.5 (Collection of Accounts; Proceeds of Collateral), 8.1.1 (Visits and Inspections; Lender Meeting), 8.1.2 (Notices), 8.1.4 (Borrowing Base Certificates), 8.1.9 (Deposit and Brokerage Accounts), 8.1.10 (Interest Rate Protection), 8.2 (Negative Covenants) or 8.3 (Specific Financial Covenants) hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 8.1.3 (Financial Statements) or 8.1.7 (Projections) hereof within 5 days following the date on which Borrowers are required to perform, keep or observe such covenant.
10.1.4 Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent’s satisfaction within 30 days after the sooner to occur of any Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.
10.1.5 Default Under Security Documents or Other Agreements. Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, or the Other Agreements and such default shall continue beyond any applicable grace period.
10.1.6 Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Subsidiary of any Borrower or any other Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary of such Borrower or such Guarantor is a party or by which such Borrower, such Subsidiary of such Borrower or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $250,000, which Default or Event of Default has not been cured or waived within the applicable grace or cure period, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.
10.1.7 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $250,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.
10.1.8 Insolvency and Related Proceedings. Borrowers, taken as a whole, shall cease to be Solvent or any Borrower shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower under U.S. federal bankruptcy laws (if against any Borrower, the continuation of such proceeding for more than 60 days), or any Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

10.1.9 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower, any Subsidiary of any Borrower or any other Guarantor for a period which materially adversely affects such Borrower’s, such Subsidiary’s or such Guarantor’s capacity to continue its business on a profitable basis; or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Borrower, any Subsidiary of any Borrower or any other Guarantor which is necessary to the continued or lawful operation of its business; or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower, any Subsidiary of any Borrower or any other Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.
10.1.10 Change of Ownership. (a) a Change in Control shall have occurred or (b) Borrower Representative shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each of its Subsidiaries.
10.1.11 ERISA. A Reportable Event shall occur which, in Agent’s reasonable determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary of any Borrower or any other Guarantor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s, such Subsidiary’s or such Guarantor’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.
10.1.12 Challenge to Agreement. Any Borrower, any Subsidiary of Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.
10.1.13 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof.

10.1.14 Criminal Forfeiture. Any Borrower, any Subsidiary of Borrower or any other Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property (with a value of $250,000 or more) of any Borrower, any Subsidiary of Borrower or any other Guarantor.
10.1.15 Judgments. Any money judgment, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $250,000 or more for any single judgment, attachment or process or $500,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.
10.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.
10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:
10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.
10.3.2 The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days’ written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.
10.3.4 Agent is hereby granted a license or other right to use, without charge, each Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit. Agent agrees not to exercise any such license or right to use unless an Event of Default exists and is continuing.
10.3.5 Agent may, at its option, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Prime Rate Revolving Loan. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.
10.4 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.
SECTION 11. AGENT
11.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

11.2 Agent’s Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer of such lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent’s customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

11.3 RBS and Affiliates. With respect to its commitment hereunder to make Loans, RBS shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include RBS in its individual capacity as a Lender. RBS and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if RBS were not Agent and without any duty to account therefor to any other Lender.
11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.
11.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.
11.6 Rights and Remedies to Be Exercised by Agent Only. Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.
11.8 Agent’s Right to Purchase Commitments. Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

11.9 Right of Sale, Assignment, Participations. Except as set forth below, Borrowers hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:
11.9.1 Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by Agent in connection with any such sale or assignment, (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement and (vi) Agent shall at all times hold a majority of the Revolving Loan Commitment. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.
11.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.
11.9.3 Certain Agreements of Borrowers. Borrowers agree that (i) they will use their best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.

11.9.4 Non U.S. Resident Transferees. If, pursuant to this Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrowers either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrowers a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.
11.10 Amendment. No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase or decrease the aggregate Loan Commitments, or any Lender’s Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to RBS in its capacity as Agent, which may be reduced by RBS unilaterally, (3) increase or decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to RBS in its capacity as Agent, which may be postponed by RBS unilaterally, (5) increase any advance percentage contained in the definition of the term Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term Majority Lenders, (10) amend this Section 11.10 or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

11.11 Resignation of Agent; Appointment of Successor. Agent may resign as Agent by giving not less than thirty (30) days’ prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.
11.12 Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;
(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel;
(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 12. MISCELLANEOUS
12.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent’s agent, may, without notice to any Borrower and in any Borrower’s or Agent’s name, but at the cost and expense of Borrowers:
12.1.1 At such time or times as Agent or said agent, in its sole discretion, may determine, after and during the occurrence of an Event of Default, or during a Trigger Period with respect to the operation of the Dominion Account, endorse any Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.
12.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), and (ix) below during a Trigger Period in connection with the operation of the Dominion Account), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower’s stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill any Borrower’s obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.
12.2 Indemnity. Each Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys’ fees and legal expenses) as the result of such Borrower’s failure to observe, perform or discharge such Borrower’s duties hereunder. In addition, each Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of Agent, any Lender or any Affiliate of Agent or any Lender, as applicable). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.2 shall survive the payment in full of the Obligations (other than contingent Obligations (including contingent indemnity claims)) and the termination of this Agreement.
12.3 Sale of Interest. No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower’s rights, title, interests, remedies, powers and duties hereunder or thereunder.
12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 11.9 hereof.
12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days’ after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Agent:	RBS Business Capital,
a division of RBS Asset Finance, Inc.
71 South Wacker Drive
Suite 2800
Chicago, Illinois 60606
Attention: Senior Portfolio Manager
Facsimile No.: (312) 777-4003

With a copy to:	Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Attention: John T. McEnroe
Facsimile No.: (312) 609-5005

(B) If to Borrowers:	Rewards Network Inc.
Two North Riverside Plaza, Suite 950
Chicago, Illinois 60606
Attention: Christopher Locke, Chief Financial Officer
Facsimile No.: (312) 264-6295

With a copy to:	Reed Smith LLP
10 South Wacker Drive, 40th Floor
Chicago, Illinois 60606-7507
Attention: Benjamin L. Brimeyer
Facsimile No.: (312) 207-6400
(C) If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement,

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.

12.9 Consent. Whenever Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.
12.10 Credit Inquiries. Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.
12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.
12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.
12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
12.14 Confidentiality. Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.

12.15 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.
12.16 WAIVERS BY BORROWERS. EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS

WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
12.17 Advertisement. Borrowers hereby authorize Agent to publish the name of any Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.
12.18 Reimbursement. The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.18 is intended only to define the relative rights of Borrowers, and nothing set forth in Section 12.18 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 12.18 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

12.19 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding any Borrower’s management and owners, such as legal name, address, social security number and date of birth.
(Signature Page Follows)

(Signature Page to Loan and Security Agreement)
IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

REWARDS NETWORK INC.

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

REWARDS NETWORK ESTABLISHMENT SERVICES INC.

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

REWARDS NETWORK INTERNATIONAL, INC.

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

RTR FUNDING LLC

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

(Signature Page to Loan and Security Agreement)

RESTAURANT CASH LLC

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

RESTAURANT CASH CALIFORNIA LLC

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

REWARDS NETWORK SERVICES INC.

By:	/s/ Christopher J. Locke

Christopher J. Locke Senior Vice President and Treasurer

(Signature Page to Loan and Security Agreement)

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Agent and as a Lender

By:	/s/ John S. Gil

John S. Gil Vice President

Revolving Loan Commitment: $25,000,000

APPENDIX A
GENERAL DEFINITIONS
When used in the Loan and Security Agreement dated as of November 6, 2007, by and among RBS Business Capital, a division of RBS Asset Finance, Inc., individually and as Agent, the other financial institutions which are or become parties thereto and Rewards Network Inc. and each domestic subsidiary of Rewards Network Inc. signatory thereto (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible, including, without limitation, Dining Credits.
Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.
Agent - RBS Citizens, N.A. in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.
Agent’s Judgment – Agent’s commercially reasonable credit judgment determination on a basis consistent with its credit procedures for lending purposes as generally applied.
Agent Loans — as defined in subsection 1.1.4 of the Agreement.
Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments.
Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

ALTA Survey — a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys”. The ALTA Survey shall be in sufficient form to satisfy the requirements of                      Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: “To [Name of Applicable Borrower], RBS Citizens, N.A. as Agent, and                      Title Insurance Company. This is to certify that this map of plat and the survey on which it is based were made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1997. (signed (SEAL) License No.                     ”.
Applicable Margin – with respect to Prime Rate Revolving Loans: zero percent (0%) and with respect to LIBOR Revolving Loans: one and one-half percent (1.50%).
Assignment and Acceptance Agreement — an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Loan Commitment as permitted pursuant to the terms of this Agreement.
Availability - the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Amount and any reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.
Average Life – as of the date of determination, with respect to any Money Borrowed, the quotient obtained by dividing (i) the sum of the products of numbers of months from the date of determination to the dates of each successive scheduled principal payment of such Money Borrowed multiplied by the amount of such payment by (ii) the sum of all such payments.
Bank – RBS Citizens, N.A.
Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:
(i) the Revolving Credit Maximum Amount; and
(ii) an amount (the “Collateral Borrowing Base”) equal to the sum of
(a) 85% of the net amount of Eligible Accounts (other than Eligible Dining Credits and Eligible RCR Loans) outstanding at such date; plus
(b) the lesser of (x) 50% of the net amount of Eligible Dining Credits and (y) 85% of the Net Orderly Liquidation Value of Eligible Dining Credits outstanding at such time; plus
(c) the lesser of (x) $2,000,000 and (y) 50% of the net amount of Eligible RCR Loans outstanding at such time.

The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in Agent’s Judgment. For purposes hereof, (x) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (y) the net amount of Eligible Dining Credits shall be the cash value of such Dining Credits less any reserve established by a Borrower with respect to such Eligible Dining Credits and (z) the net amount of Eligible RCR Loans shall be the outstanding principal balance of such Eligible RCR Loans less any reserves established by a Borrower with respect to such Eligible RCR Loans.
Borrowing Base Certificate — a certificate by a responsible officer of Borrower Representative, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit 8.1.4 (or another form reasonably acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of Agent’s Judgment, any such calculation after giving notice thereof to Borrowers, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that in Agent’s Judgment such calculation is not in accordance with this Agreement.
Borrower Representative – Rewards Network Inc.
Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or is a day on which banking institutions located in either of such states are closed.
Canadian Subsidiary(ies) – Rewards Network Canada GP Corp., a Nova Scotia corporation and/or Rewards Network Canada L.P., an Ontario limited partnership.
Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.
Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Change of Control – an event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any such “person” or “group” existing as of the Closing Date, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of Borrower Representative’s outstanding Equity Interests ordinarily having the right to vote at an election of directors; or
(b) the majority of the board of directors of Borrower Representative fails to consist of Continuing Directors; or
(c) Borrower Representative consolidates with or mergers into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into Borrower Representative, in any such event pursuant to a transaction in which the outstanding Equity Interests of Borrower Representative are reclassified or changed into or exchanged for cash, securities (not constituting Equity Interests) or other property; or
(d) Borrower Representative shall cease to own and control directly or indirectly all of the economic and voting rights associated with all of the outstanding Equity Interests of its existing Subsidiaries so owned and controlled as of the Closing Date.
Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.
Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.
Collateral Borrowing Base – as defined in the definition of Borrowing Base.
Compliance Certificate — as defined in subsection 8.1.3 of the Agreement.
Computer Hardware and Software — all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.
Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Continuing Director - means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.
Contract Right — any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.
Convertible Debentures – those certain 3.25% Convertible Subordinated Debentures issued by Borrower Representative pursuant to the terms and conditions of that certain Indenture dated October 15, 2003 by and among Borrower Representative (f/k/a iDine Rewards Network Inc.) and LaSalle National Bank Association, as Trustee, as the same may be amended, supplemented, restated or modified from time to time.
Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
Default Rate - as defined in subsection 2.1.2 of the Agreement.
Defaulted Lender – as defined in the definition of Majority Lenders.
Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.
Dining Contract(s) – as defined in the definition of Dining Credits.
Dining Credit Account Debtor – as defined in the definition of Dining Credits.
Dining Credits – amounts owed to a Borrower and arising out of a contract or agreement (“Dining Contract”) between a Borrower and a Person engaged in the restaurant industry (a “Dining Credit Account Debtor”) pursuant to which, inter alia, a Borrower shall (i) advance funds to the Dining Credit Card Account Debtor to purchase future credit card receivables generated by qualified transactions at the Dining Credit Account Debtor by members of Borrowers’ programs and (ii) agree to provide other services to such Dining Credit Account Debtor, and said Dining Credit Account Debtor shall pay the applicable Borrower the purchased future credit card receivables and other amounts due under the applicable Dining Contract to the applicable Borrower.
Distribution - in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

Dominion Account - a special bank account or accounts of Agent established by Borrowers or any one of them pursuant to subsection 6.2.4 of the Agreement at banks selected by Borrower Representative, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.
Eligible Account - an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services which Agent, in Agent’s Judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
(i) it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or
(ii) it remains unpaid more than 10 days after the original due date; or
(iii) the total unpaid Accounts of the Account Debtor exceed 20% of the net amount of all Eligible Accounts, but only to the extent of such excess; or
(iv) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or
(v) the Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of a Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Borrower or any Subsidiary of a Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or
(vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
(vii) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment; or
(viii) it is subject to a reserve established by a Borrower for potential returns or refunds, to the extent of such reserve; or

(ix) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or
(x) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(xi) the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or
(xii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or
(xiii) Any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or
(xiv) 25% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; or
(xv) it represents service charges, late fees or similar charges; or
(xvi) payment of the applicable Account has been rejected; or
(xvii) it is not otherwise acceptable to Agent in Agent’s Judgment.
For purposes of this Agreement, Eligible Accounts shall not include Eligible Dining Credits and Eligible RCR Loans; provided, however, that Eligible Accounts shall include amounts that have become due and owing under any Dining Contract as a result of a customer of such Dining Credit Account Debtor making a purchase with an affinity credit card.
Eligible Dining Credits – a Dining Credit arising in the ordinary course of the business of any Borrower which Agent, in Agent’s Judgment, deems to be an Eligible Dining Credit. Without limiting the generality of the foregoing, no Dining Credit shall be an Eligible Dining Credit if:
(i) it arises out of advances made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or
(ii) the applicable Dining Credit Account Debtor has committed a material breach of the applicable Dining Contract and such breach continues uncured or unwaived for fourteen (14) days;

(iii) the total unpaid Dining Credits of the Dining Credit Account Debtor exceed 20% of the net amount of all Dining Credits, but only to the extent of such excess; or
(iv) any covenant, representation or warranty contained in the Agreement with respect to such Dining Credit has been breached; or
(v) the Dining Credit Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of a Borrower, or the Dining Credit Account Debtor has disputed liability with respect to such Dining Credit, or the Dining Credit Account Debtor has made any claim with respect to any other Dining Credit due from such Dining Credit Account Debtor to a Borrower or any Subsidiary of a Borrower, or the Dining Credit otherwise is or may become subject to right of setoff by the Dining Credit Account Debtor, provided, that any such Dining Credit or other Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or
(vi) the Dining Credit Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Dining Credit Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Dining Credit Account Debtor, or if the Dining Credit Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
(vii) it arises from an advance made or services rendered to a Dining Credit Account Debtor outside the United States, unless the advance made or services rendered is either (1) to an Dining Credit Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment; or
(viii) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(ix) the Dining Credit has been reduced to judgment; or
(x) Any Borrower or a Subsidiary of any Borrower has made any agreement with the Dining Credit Account Debtor for any extension, compromise, settlement or modification of the Dining Credit or deduction therefrom other than in the ordinary course of business; or
(xi) 25% or more of the Dining Credits owing from the Dining Credit Account Debtor are not Eligible Dining Credits hereunder; or
(xii) it represents service charges, late fees or similar charges; or
(xiii) it is not otherwise acceptable to Agent in Agent’s Judgment.

For purposes of this Agreement, Eligible Dining Credits shall not include amounts that have become due under any Dining Contract as a result of a customer of such Dining Credit Account Debtor making a purchase with an affinity credit card, which amounts are eligible to be included in Eligible Accounts.
Eligible RCR Loans — an RCR Loan arising in the ordinary course of the business of any Borrower which Agent, in Agent’s Judgment, deems to be an Eligible RCR Loan. Without limiting the generality of the foregoing, no RCR Loan shall be an Eligible RCR Loan if:
(i) it arises out of advances made by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or
(ii) it, or any portion thereof, remains unpaid more than 5 days after the due date; or
(iii) the total unpaid RCR Loans of the RCR Loan Account Debtor exceed 20% of the net amount of all RCR Loans, but only to the extent of such excess; or
(iv) any covenant, representation or warranty contained in the Agreement with respect to such RCR Loan has been breached; or
(v) the RCR Loan Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of a Borrower, or the RCR Loan Account Debtor has disputed liability with respect to such RCR Loan, or the RCR Loan Account Debtor has made any claim with respect to any other RCR Loan due from such RCR Loan Account Debtor to a Borrower or any Subsidiary of a Borrower, or the RCR Loan otherwise is or may become subject to right of setoff by the RCR Loan Account Debtor, provided, that any such RCR Loan shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or
(vi) the RCR Loan Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the RCR Loan Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the RCR Loan Account Debtor, or if the RCR Loan Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
(vii) the RCR Loan Account Debtor is located outside the United States, unless either (1) to an RCR Loan Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) the applicable RCR Loan is secured by a letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment; or
(viii) it is not at all times subject to Agent’s duly perfected, first priority security interest (which may be effected by designating an employee of a Borrower to act as an agent of Agent for purposes of holding Instruments) or is subject to a Lien that is not a Permitted Lien; or

(ix) the RCR Loan has been reduced to judgment; or
(x) Any Borrower or a Subsidiary of any Borrower has made any agreement with the RCR Loan Account Debtor for any extension, compromise, settlement or modification of the RCR Loan or deduction therefrom; or
(xi) 25% or more of the RCR Loans owing from the RCR Loan Account Debtor are not Eligible RCR Loans hereunder; or
(xii) it represents service charges, late fees or similar charges; or
(xiii) it is not otherwise acceptable to Agent in Agent’s Judgment.
Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.
Equity Interest – the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability, company, or (d) other Person having any other form of equity security or ownership interest.
ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
Event of Default - as defined in Section 10.1 of the Agreement.
Fee Letter - as defined in Section 2.3 of the Agreement.
GAAP - generally accepted accounting principles in the United States of America in effect from time to time.
Gross Availability – the amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Amount and any reserves is subtracted from the Collateral Borrowing Base. If the amount outstanding is equal to or greater than the Collateral Borrowing Base, Gross Availability is 0.
Guarantors – any Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.
Guaranty Agreements - any Continuing Guaranty Agreement, in form and substance reasonably satisfactory to Agent, together with each other guaranty hereafter executed by any Guarantor.
Inactive Subsidiary – as defined in subsection 7.1.5 of the Agreement.
Indebtedness - as applied to a Person means, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;
(ii) all obligations of other Persons which such Person has guaranteed;
(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;
(iv) Derivative Obligations; and
(v) in the case of Borrowers (without duplication), the Obligations.
Intellectual Property - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
Interest Payment Date –as to any Prime Rate Loan, the first day of each calendar month, and (b) as to any LIBOR Rate Loan, the last day of each Interest Period for such LIBOR Rate Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.
Interest Period - relative to any LIBOR Rate Loans
(a) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 3.1 and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 3.1; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;
provided, however, that
(c) all Interest Periods of the same duration which commence on the same date shall end on the same date;
(d) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;
(e) Interest Periods for LIBOR Rate Loans in connection with which Borrowers have or may incur Hedging Obligations with Agent shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;
(f) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and
(g) no Interest Period may end later than the termination of this agreement.
LC Amount - at any time, the greater of the aggregate maximum committed amount and the aggregate undrawn available amount of all Letters of Credit and LC Guaranties then outstanding.
LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrowers of their reimbursement obligation under any letter of credit.
LC Obligations - any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.
Letter of Credit - any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of any Borrower.
LIBOR – relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loans for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.
LIBOR Lending Rate – relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR

(1.00 – LIBOR Reserve Percentage)
LIBOR Rate Loans – the LIBOR Revolving Loans.
LIBOR Option – the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on the LIBOR.
LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR Lending Rate, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Rate Loan is a new Loan, a conversion of a Prime Rate Loan, or a continuation of a LIBOR Rate Loan; and (iv) the dollar amount of the LIBOR Rate Loan, which shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof.
LIBOR Reserve Percentage – relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities,” as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.
LIBOR Revolving Loan – any Revolving Loan for the periods when the rate of interest applicable to such Revolving Loan is calculated by reference to the LIBOR Lending Rate.
Lien – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.
Loan Commitment - with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment.
Loan Documents - the Agreement, the Other Agreements and the Security Documents.

Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.
London Banking Day - any date on which commercial banks are open for business in London, England.
Majority Lenders - as of any date, Lenders holding greater than 50% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding greater than 50% of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender (a “Defaulted Lender”) breaches its obligation to fund any requested Revolving Credit Loan, then for so long as such breach exists, such Defaulted Lender’s Revolving Loan Commitments, outstanding Loans and LC Obligations shall be excluded for the purposes of calculating Majority Lenders.
Material Adverse Effect - (i) a material adverse effect on the business, financial condition, operation, performance or properties of Borrowers and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Borrowers and any of their Subsidiaries, taken as a whole, to perform its obligations hereunder or under any Loan Document.
Money Borrowed - (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.
Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.
New Mortgages — as defined in Section 5.4 of the Agreement.
Notes - the Revolving Notes.

Obligations - all Loans, all LC Obligations, all reimbursement and other obligations with respect to Letters of Credit and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower to Agent, for its own benefit, from any Borrower to Agent for the benefit of any Lender, from any Borrower to any Lender or from any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Product Obligations owing to Agent, any Lender, Bank or any Affiliate of Bank or Agent.
Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.
Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.
Overadvance - as defined in subsection 1.1.2 of the Agreement.
Patent Security Agreement - any patent collateral assignment agreement pursuant to which any Borrower assigns to Agent, for the benefit of Lenders, such Person’s interests in its patents, as security for the Obligations.
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.
Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries at the time outstanding, does not exceed $500,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.
Permitted Refinancing – Money Borrowed that Refinances any Indebtedness of a Borrower or a Subsidiary of a Borrower existing on the closing of incurred in compliance with this Agreement, including, Money Borrowed that Refinances Permitted Refinancings; provided, however, that
(i) except with respect to Refinancings of the Convertible Debentures, such Permitted Refinancing has a Stated Maturity no earlier than the Stated Maturity of the Money Borrowed being Refinanced;
(ii) except with respect to Refinancings of the Convertible Debentures, such Permitted Refinancing has an Average Life at the time such Permitted Refinancing is incurred that is equal to or greater than the Average Life of the Money Borrowed being Refinanced;

(iii) such Permitted Refinancing has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Money Borrowed being Refinanced; and
(iv) the terms and conditions of the proposed Permitted Refinancing, taken as a whole, as determined by Agent, in Agent’s Judgment, are not more adverse, in any material respect, to Borrowers or Agent and Lenders than the Money Borrowed being Refinanced.
Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.
Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower or any of their Subsidiaries that is covered by Title IV of ERISA.
Pledge Agreement – the Pledge Agreement to be executed by Borrower Representative or any other Borrower as applicable on or abut the Closing Date, or thereafter, in favor of Agent for the benefit of itself and Lenders with respect to the common equity Securities of each Borrower Representative’s Subsidiaries, as such Pledge Agreement shall be amended from time to time after the Closing Date.
Prime Rate – the rate of interest announced by Bank in Chicago, Illinois from time to time as its “Prime Rate.” Borrower acknowledges that Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.
Prime Rate Revolving Loan or Prime Rate Loans – any Revolving Loan for the periods when the rate of interest applicable to such Revolving Loan is calculated by reference to the Prime Rate.
Product Obligations - every obligation of any Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by Bank, Agent, any Lender or any Affiliate of Bank or Agent: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (iii) treasury management, including controlled disbursement services and (iv) Derivative Obligations.
Projections – Borrowers’ forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.
Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Public Filings – RNI’s annual reports on Form 10-K as filed with the SEC and RNI’s quarterly reports on Form 10-Q as filed with the SEC.
Purchase Money Indebtedness - includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.
Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.
RBS – as defined in the preamble hereto.
RCR Account Debtor – as defined in the definition of RCR Loans.
RCR Loans – amounts owed to a Borrower and arising out of a loan agreement or similar document (“RCR Loan Documents”) between a Borrower and a Person engaged in the restaurant or hospitality industry (“RCR Loan Account Debtor”) pursuant to which a Borrower shall advance funds to such RCR Loan Account Debtor and said RCR Loan Account Debtor shall repay such advances pursuant to regularly scheduled installments of principal and interest as set forth in the applicable RCR Loan Documents.
RCR Loan Documents – as defined in the definition of RCR Loans.
Refinance – in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. Refinanced and Refinancing shall have correlative meanings.
Reportable Event - any of the events set forth in Section 4043(c) of ERISA.
Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.
Responsible Officer – Borrower Representative’s chief financial officer and such other officer of Borrower Representative designated as such to Agent by such chief financial officer.

Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:
(i) investments by a Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Borrower;
(ii) Property to be used in the ordinary course of business;
(iii) Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;
(iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;
(v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;
(vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;
(vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;
(viii) intercompany loans permitted under subsection 8.2.2(v) of the Agreement;
(ix) investments existing on the date hereof and listed on Exhibit 8.2.11 hereto; and
(x) investments otherwise expressly permitted pursuant to the Agreement.
Revolving Credit Loan - a Loan made by any Lender pursuant to Section 1.1 of the Agreement.
Revolving Credit Maximum Amount - $25,000,000.
Revolving Loan Commitment - with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender’s name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.
Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.
Revolving Notes - the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.
SEC – the Securities and Exchange Commission.
Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

Security Documents - the Guaranty Agreements, the Patent Security Agreement, the Pledge Agreement, the Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.
Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value delivered on a going concern basis is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures in the ordinary course of business and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
Stated Maturity – means, with respect, to any Money Borrowed, the date specified in such agreements evidencing such Money Borrowed as the fixed date on which the final payment of principal of such Money Borrowed is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
Subordinated Debt - Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner reasonably satisfactory to Agent, and contains terms, including without limitation, payment terms, satisfactory to Agent.
Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.
Term - as defined in Section 4.1 of the Agreement.
Total Credit Facility - $25,000,000, as reduced or increased from time to time pursuant to the terms of the Agreement.
Trademark Security Agreement – any trademark collateral assignment pursuant to which any Borrower assigns to Agent, for the benefit of Lenders, such Person’s interest in its trademarks as security for the Obligations.
Trigger Period – the period (a) commencing on the day the principal amount of outstanding Revolving Credit Loans exceeds $0; and (b) continuing until the principal amount of outstanding Revolving Credit Loans is $0.
Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.
UCC - the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.
Unused Line Fee - as defined in Section 2.5 of the Agreement.
Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.
Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

EXHIBIT 8.3
FINANCIAL COVENANTS
DEFINITIONS
Consolidated Net Income (Loss) — with respect to any fiscal period, the net income (or loss) of Borrower Representative and its Subsidiaries determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a subsidiary of a Borrower) in which Borrowers or any of their wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with such Borrower; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory).
Current Assets – at any date means the amount at which all of the Consolidated current liabilities of Borrower Representative and its Subsidiaries would be properly classified as current liabilities shown on a Consolidated balance sheet at such date in accordance with GAAP.
Current Liabilities – at any date means the amount at which all of the Consolidated current liabilities of Borrower Representative and its Subsidiaries would be properly classified as current liabilities shown on a Consolidated balance sheet at such date in accordance with GAAP, excluding that portion, if any, of the Obligations or the Indebtedness outstanding under the Convertible Debentures classified as a current liability.
EBITDA – with respect to any period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), plus the sum of (i) non-cash gains and losses (as determined by Agent in Agent’s Judgment), plus (ii) fees and expenses incurred in connection with the negotiation and finalization of the Loan Documents, plus (iii) up to $2,000,000 of fees and expenses incurred in connection with a Permitted Refinancing of the Convertible Debentures, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.
Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) EBITDA for such period minus the sum of (a) any provision for (plus any benefit from) income taxes including in the determination of net earnings (or loss) for such period plus (b) non-financed Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.
Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), but excluding scheduled principal payments required pursuant to the Convertible Debentures (but including scheduled principal payments required under any Permitted Refinancings thereof) plus (iii) Interest Expense for such period, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Exhibit 8.3 - Page 1

Interest Expense — with respect to any period, cash interest expense paid for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees paid in cash during such period, net of interest income, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.
Quick Ratio – as of any date the ratio of Current Assets to Current Liabilities.
COVENANTS
1. Gross Availability. Borrowers shall not permit Gross Availability at any time to be less than $5,000,000.
2. Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio for any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio

Three Month Period Ended December 31, 2007	1.10 to 1.0

Six Month Period Ended March 31, 2008	1.10 to 1.0

Nine Month Period Ended June 30, 2008	1.10 to 1.0

Twelve Month Period Ended September 30, 2008 and the last day of each December, March, June and September thereafter	1.10 to 1.0
3. Quick Ratio. Borrowers shall not permit the Quick Ratio as of any date set forth below to be less than the ratio set forth below opposite such date:

Date	Ratio

December 31, 2007 and the last day of March, June, September and December thereafter	4.00 to 1.0

Exhibit 8.3 - Page 2